April 2015 Pricing Sheet dated April 30, 2015 relating to Preliminary Terms No. 254 dated April 17, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Value of the Russell 2000® Index due May 5, 2021
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – APRIL 30, 2015
Issuer:	Morgan Stanley
Maturity date:	May 5, 2021
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$7,164,600
Payment at maturity:
If the final index value is greater than the initial index value: $10 + leveraged upside payment
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $10
If the final index value is less than the trigger level: $10 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	133%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,220.125, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	976.100, which is 80% of the initial index value
Valuation date:	April 30, 2021, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	April 30, 2015
Original issue date:	May 5, 2015 (3 business days after the pricing date)
CUSIP / ISIN:	61764V745 / US61764V7459
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.286 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$7,164,600	$250,761	$6,913,839
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.
The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. The Trigger PLUS are not sponsored, endorsed, sold or promoted by Russell Investments, and Russell Investments makes no representation regarding the advisability of investing in the Trigger PLUS.
Preliminary Terms No. 254 dated April 17, 2015
Product Supplement for PLUS dated November 19, 2014             Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.